                                                                                                April 14, 2010

Mr. Sonny Oh

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:       Dreyfus Investment Portfolios

            1933 Act File No. 333-47011

            1940 Act File No. 811-08673

            CIK: 0001056707

Dear Mr. Oh:

We are responding to the comments that you provided to us by telephone on March 30, 2010 with respect to Post-Effective Amendment No. 26 to the above-referenced Fund’s Registration Statement filed on Form N-1A on February 12, 2010 pursuant to Rule 485(a) under the Securities Act of 1933, as amended (the “1933 Act”).

I)       General

1)       Please confirm that Dreyfus does not currently intend to use a stand-alone summary with regard to the fund(s).

Dreyfus does not currently intend to use a stand-alone summary with regard to the fund(s).

2)       Please amend the facing page to provide the date of proposed public offering.

The facing page will be amended to provide the date of proposed public offering.

3)       Identify each class of shares on the front cover of the prospectus.

Each class of shares will be identified on the front cover of the prospectus.

4)       Please include a Tandy letter with the filing.

As requested, a Tandy letter will be provided.

II)    Fund Summary Comments:

Portfolio Turnover:

1)       Please remove the following sentence: “Policyowners should consult the prospectus of the separate account of the participating insurance company or their tax adviser for more information regarding their tax consequences.”

As you requested, this sentence will be removed.

2)       Remove references to taxable accounts.

As you requested, references to taxable accounts will be removed.

3)       If the fund’s portfolio turnover rate is in excess of 100%, please add additional risk language.

This fund’s portfolio turnover rate is not in excess of 100%, so additional risk language will not be added.

Investment Strategy:

4)       Please add language stating the fund’s policy of investing at least 80% of its assets in stocks to the prospectus.

As you requested, the fund’s policy of investing at least 80% of its assets in stocks will be added.

5)       Please amend the Principal Investment Strategy and Principal Risk sections to ensure that the strategies and risks correspond.

As requested, we have reviewed the fund’s Principal Investment Strategy section and Principal Risk section and, where applicable, amended the disclosure to ensure that the strategies and risks correspond.

Principal Risks:

6)       Please ensure that the summary section corresponds to the risk section in the statutory prospectus.

As you requested, we will ensure that the Principal Risks section in the summary corresponds to the Investment Risks section in the statutory prospectus.

Performance:

7)       Please change the words “more recent” to “updated” in the last sentence of the first paragraph.

We respectfully decline to make this change inasmuch as there is no basis for the comment.

8)       Add “(reflects no deduction for fees, expenses or taxes)” after the index performance in the performance table.

As you requested, we added “(reflects no deduction for fees, expenses or taxes)” to the performance table.

9)       Please explain the reasoning behind using the performance of the fund’s Initial Shares for Service Shares prior to December 31, 2000.

We believe that the method used for calculating the performance data for the Service Shares is consistent with Rule 482, Form N-1A and Rule 34b-1 and the subsequent interpretations of the staff regarding these rules.  This method will provide investors with the most meaningful basis for making comparisons among the different classes of the Fund and other mutual funds.  Please see IDS Financial Corp. (December 19, 1994) and Merrill Lynch Asset Management, Inc. (March 9, 1990).

Portfolio Management:

10)   Please remove the Exchange Privilege section.

As you requested, we deleted the Exchange Privilege section

11)   Change “a bank” to “an insurance company” in the Payments to Broker-Dealers and Other Financial Intermediaries section.

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As requested, “a bank” was changed to “an insurance company.”

12)   Please include greater detail in the Purchase and Sale of Fund Shares section.

You requested that we have a fuller description under the Purchase and Sale of Fund Shares.  After reviewing the disclosure, we believe that the current description is satisfactory.

III) Fund Details Comments:

1)       In the Management section, please add disclosure with respect to the 12b-1 fee as required by Item 12(b) and 12(c) of Form N-1A.

As you requested, we have added disclosure with respect to the 12b-1 fee as required by Item 12(b) and 12(c) of Form N-1A.

2)       If necessary, please disclose any legal proceedings pursuant to Item 10(a)(3) of Form N-1A.

Please be advised that there are no legal proceedings that must be disclosed pursuant to Item 10(a)(3) of Form N-1A.

3)       Remove the second bullet point in the General Policies section: “change or discontinue its exchange privilege, or temporarily suspend the privilege during unusual market conditions”

As requested, we have deleted the second bullet point under General Policies.

IV)  Statement of Additional Information (“SAI”) comments:

1)       Please review and update the SAI to reflect the directors’ current ages.

As you requested, the SAI has been updated to reflect the directors’ current ages.

2)       Are there any ongoing arrangements to provide portfolio holdings information to third parties?  If so, please describe those arrangements in the SAI.

At present there are no such ongoing arrangements.

3)       Ensure that the SAI includes updated language to comply with the recently adopted proxy disclosure enhancements.

Please be advised that the SAI has been updated to comply with the recently adopted proxy disclosure enhancements.

4)       Provide more details on the fund’s proxy voting guidelines.

After further review, we believe that paragraphs five through seven of the Proxy Voting Summary are in compliance with Item 17(f) of Form N-1A and provide sufficient information regarding how the fund votes its proxies.

5)       Please remove the appendix to the SAI.

As requested, we removed the appendix to the SAI.

As you requested, the Fund acknowledges that:

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          (i)     The Fund is responsible for the adequacy and accuracy of the disclosure in the filing;

(ii)         Staff comments or changes in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

(iii)     The Fund may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Should you need further information pertaining to this matter, I may be reached at (212) 922-6795.

                                                                                    Sincerely,

                                                                                    /s/ Michael A. Rosenberg

                                                                                    Michael A. Rosenberg,

                                                                                    Vice President and Secretary

                                                                                   Dreyfus Investment Portfolios

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